Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Feeney
Executive Vice President
and Chief Financial Officer
AEP Industries
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES REPORTS FISCAL 2003 FOURTH QUARTER
AND YEAR END RESULTS

South Hackensack, NJ, January 26, 2004 – AEP Industries Inc. (Nasdaq: AEPI, the “Company”) today reported financial results for its fiscal fourth quarter and year ended October 31, 2003.

Net sales increased 17.6 percent in the fourth quarter to $208,565,000 compared with $177,345,000 in last year’s fourth quarter.  Excluding $14,115,000 of positive impact of foreign exchange, worldwide net sales increased $17,105,000 or 9.6 percent.  The increase in net sales is primarily due to a 5.7 percent increase in sales volume combined with a 3.8 percent increase in unit prices.

For the fiscal year ended October 31, 2003, net sales were a record $759,473,000 compared to $660,578,000 a year ago.  Net sales for fiscal 2003, excluding $50,570,000 of positive impact of foreign exchange, increased $48,325,000 or 7.3 percent.  The increase in full year sales is almost entirely due to price increases, as year-over-year volume increased less than one percent.

For the fourth quarter of fiscal 2003 gross margin, including restructuring charges of $300,000 and a writedown of $232,000 related to the liquidation of FIAP’s inventory, increased to 18.8 percent compared to the 14.3 percent gross margin reported for the fourth quarter of 2002.  Excluding restructuring charges and FIAP’s inventory writedown, the 2003 fourth quarter gross margin was 19.0 percent.  The restructuring charges of $300,000 represent severance payments made during the fourth quarter related to the final stages of the restructuring of the Company’s U.K. subsidiary.  The improvement in gross margin in the 2003 fourth quarter resulted from increased throughput in the current period combined with a slight improvement in material margins.

Full year fiscal 2003 gross margin was 17.1 percent, including the $300,000 of restructuring charges and $232,000 of charges related to the liquidation of FIAP’s

AEP INDUSTRIES REPORTS FISCAL 2003 FOURTH QUARTER AND YEAR END RESULTS

inventory absorbed in fiscal 2003, as compared to 18.5 percent in fiscal 2002.  Material margins declined significantly during the fourth quarter of fiscal 2002 and remained depressed throughout the 2003 fiscal year.  This decline in material margins accounted for the overall lower gross margin experienced for the entire fiscal period.

Operating expenses increased $14,679,000 and $19,812,000 for the fourth quarter and the 2003 fiscal year, respectively.  Operating expenses for both periods included $10,694,000 of costs applicable to the shutdown of the Company’s FIAP subsidiary in Italy and a $2,360,000 provision for loss related to the liquidation of FIAP’s trade receivables are contained within general and administrative expense.  The decline in value of the U.S. dollar during both periods increased operating expenses by $1,919,000 and $6,998,000, respectively.  Expenses associated with the shutdown of the Company’s FIAP subsidiary amounting to $13,286,000 are being met through the liquidation of FIAP’s net assets.

The loss before provision for income taxes for the 2003 fourth quarter includes:

•                  $300,000 as the last installment of restructuring charges associated with the Company’s U.K. subsidiary,

•                  $1,061,000 in operating losses incurred by the Company’s FIAP subsidiary from August 1, 2003 through the shutdown date,

•                  $8,521,000 of non-cash charges related to the shutdown of FIAP,

•                  $3,055,000 of severance charges related to the shutdown of FIAP, of which $2,017,000 has been paid,

•                  $1,712,000 of reserves necessary to wind up FIAP’s affairs,

•                  $3,657,000 of gains ($1,845,000 after tax) related to the sale of land in the U.K.

For the 2003 fourth quarter, the Company reported a net loss of $15,883,000, or $1.94 per share, compared with a net loss of $7,117,000, or $0.90 per share, in last year’s fourth quarter.  For the full year, AEP reported a net loss of $25,518,000, or $3.16 per share, compared with a net loss of $1,769,000, or $0.23 per share for fiscal 2002.

The net loss for fiscal 2003 includes operating losses incurred by the Company’s FIAP subsidiary during the first three quarters of the year of $3,430,000 and a pretax gain of $5,948,000 ($3,560,000 after tax) from the third quarter sale of the Company’s 50 percent ownership in Rapak Asia Pacific Limited.  The 2002 twelve month results include a $6,824,000 gain from the first sale of a 50% interest in the Company’s Australasia “bag in box” operations during the first quarter of 2002.

“A number of positive events occurred in our 2003 fourth quarter, including a Company-wide improvement in sales volumes, material margin improvements in our North American and Australasian businesses and the finalization of our long awaited land sale in the U.K which led to the completion of the U.K. restructuring that has been underway for two years,” stated Brendan Barba, Chairman and Chief Executive Officer of the Company.  “We are disappointed, however, in the fact that the decision had to be made to shut down and liquidate our FIAP business in Italy.  The liquidation of FIAP was necessary because of the magnitude of the losses which were being incurred, and which we were unwilling to fund.  We believe the value of FIAP’s assets are sufficient to meet the Company’s responsibilities associated with the liquidation process and should still return a small amount of cash to the parent Company.  While we regret the need to liquidate FIAP, we do note that the absence of FIAP does improve proforma 2003 earnings by about $5,000,000.”

“Maintenance of our position as the low cost producer in all of our major markets continues to be the cornerstone of our strategy.  We will continue to make the decisions necessary to assure this strategy remains in place,” concluded Mr. Barba.

The Company will be restating its balance sheets for the first and second quarters ended January 31, 2003 and April 30, 2003 to reclassify indebtedness in accordance with Emerging Issues Task Force (EITF) Issue 95-22 “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement.”  The effect of the restatement will be to reclassify debt previously reported as long-term debt amounting to $51,297,000 and $44,852,000 in the first and second quarters of fiscal 2003, respectively, to current liabilities.  This debt is properly classified as long term as of the third quarter ended July 31, 2003 and for the year ended October 31, 2003.  This restatement will not have an impact on the Company’s liquidity or the results of operations for the impacted quarters or for the year ended October 31, 2003.  Amended Form 10-Q’s will be filed for the 2003 first and second quarters.

The Company invites all interested parties to listen to its fourth quarter and full year conference call live over the Internet at www.aepinc.com on Monday, January 26, 2003 at 10:00 a.m. EDT, an archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets.  The Company has operations in ten countries throughout North America, Europe and Australasia.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, EBITDA guidance and conditions of markets.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

-Table Follows-

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)

	For the Three Months Ended October 31,		For the Year Ended October 31,
	2003	2002	2003	2002

NET SALES	$208,565	$177,345	$759,473	$660,578

COST OF SALES (includes a $232 inventory writedown associated with the liquidation of FIAP in 2003)	169,158	152,007	629,599	538,041
RESTRUCTURING CHARGES	300	—	300	51
Gross profit	39,107	25,338	129,574	122,486
	18.8%	14.3%	17.1%	18.5%
OPERATING EXPENSES
Delivery	10,378	9,698	36,719	35,897
Selling	11,234	10,746	43,424	40,757
General and Administrative (includes a $2,360 accounts receivable writedown associated with the liquidation of FIAP in 2003)	10,402	7,585	32,653	27,024
Shutdown costs-FIAP	10,694	—	10,694	—

Total operating expenses	42,708	28,029	123,490	103,678

OTHER OPERATING INCOME (EXPENSE
Gain on sales of property, plant and equipment	4,154	(72)	4,112	37

Income (loss) from operations	553	(2,763)	10,196	18,845

OTHER INCOME (EXPENSE):
Interest expense, net	(6,333)	(6,300)	(25,549)	(25,238)
Gain on sale of interest in subsidiary	—	—	—	6,824
Gain on sale of joint venture	56	—	5,948	—
Other, net	(1,016)	29	(3,634)	(1,635)
	(7,293)	(6,271)	(23,235)	(20,049)

Loss before provision (benefit) for income taxes	(6,740)	(9,034)	(13,039)	(1,204)
PROVISION (BENEFIT) FOR INCOME TAXES	9,143	(1,917)	12,479	565
Net (loss)	$(15,883)	$(7,117)	$(25,518)	$(1,769)

LOSS PER SHARE:
Net loss per common share-basic and diluted	$(1.94)	$(0.90)	$(3.16)	$(0.23)

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